Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Shore Bancshares, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 to be filed on June 14, 2018 by Shore Bancshares, Inc., of our report dated March 11, 2016, with respect to the consolidated financial statements of Shore Bancshares, Inc. for the year ended December 31, 2015, which report appears in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland
June 14, 2018

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of